Exhibit 99.1

TRI POINTE GROUP, INC. REPORTS 2019 SECOND QUARTER RESULTS
IRVINE, CALIFORNIA, July 25, 2019 / Business Wire / TRI Pointe Group, Inc. (the “Company”) (NYSE:TPH) today announced results for the second quarter ended June 30, 2019.
“TRI Pointe Group posted solid results for the second quarter of 2019, generating net income of $26.3 million or $0.18 per diluted share,” said TRI Pointe Group Chief Executive Officer Doug Bauer. “Our team members did an excellent job executing this quarter, as we met or exceeded our stated guidance for deliveries and margins for the quarter and grew our average community count by 12% year-over-year. Our orders for the quarter were up 11% year-over-year with a strong sales pace of 3.4 homes per community per month. While the recent decline in interest rates likely aided our sales efforts, we believe the quality of our home offerings and our execution of our 12 point sales and marketing program provided the tools for success during the quarter.”
Mr. Bauer continued, “We continue to focus on growing our operations through the build-out of our long-term California assets and the expansion of our presence in a number of markets around the country. We believe the investments we are making today will result in a more diverse and profitable business in the coming years.”
Mr. Bauer concluded, “Thanks to our strong results in the first half of 2019, a healthy backlog at quarter-end and a double digit increase to our active community count, TRI Pointe Group is well positioned to deliver on the full year guidance we issued at the beginning of the year. These positives, coupled with our strong balance sheet, have me very optimistic about the future of our company.”
Results and Operational Data for Second Quarter 2019 and Comparisons to Second Quarter 2018

•	Net income was $26.3 million, or $0.18 per diluted share, compared to $63.7 million, or $0.42 per diluted share

•	Home sales revenue of $692.1 million compared to $768.8 million, a decrease of 10%

◦	New home deliveries of 1,125 homes compared to 1,215 homes, a decrease of 7%

◦	Average sales price of homes delivered of $615,000 compared to $633,000, a decrease of 3%

•	Homebuilding gross margin percentage of 17.0% compared to 21.4%, a decrease of 440 basis points

◦	Excluding interest and impairments and lot option abandonments, adjusted homebuilding gross margin percentage was 19.6%*

•	SG&A expense as a percentage of homes sales revenue of 12.1% compared to 10.7%, an increase of 140 basis points

•	New home orders of 1,491 compared to 1,343, an increase of 11%

•	Active selling communities averaged 146.0 compared to 130.8, an increase of 12%

◦	New home orders per average selling community were 10.2 orders (3.4 monthly) compared to 10.3 orders (3.4 monthly)

◦	Cancellation rate remained flat at 16%

•	Backlog units at quarter end of 2,208 homes compared to 2,271, a decrease of 3%

◦	Dollar value of backlog at quarter end of $1.4 billion compared to $1.5 billion, a decrease of 5%

◦	Average sales price of homes in backlog at quarter end of $652,000 compared to $668,000, a decrease of 2%

•	Ratios of debt-to-capital and net debt-to-net capital of 40.7% and 37.7%*, respectively, as of June 30, 2019

•	Repaid 4.375% Senior Notes due in June of 2019 using proceeds from both the Company's unsecured revolving credit facility and term loan facility

•
Ended the second quarter of 2019 with total liquidity of $590.4 million, including cash and cash equivalents of $171.5 million and $418.9 million of availability under the Company’s unsecured revolving credit facility

*    See “Reconciliation of Non-GAAP Financial Measures”
Second Quarter 2019 Operating Results
Net income was $26.3 million, or $0.18 per diluted share, for the second quarter of 2019, compared to net income of $63.7 million, or $0.42 per diluted share, for the second quarter of 2018.
Home sales revenue decreased $76.7 million, or 10%, to $692.1 million for the second quarter of 2019, as compared to $768.8 million for the second quarter of 2018.  The decrease was primarily attributable to a 7% decrease in new home deliveries to 1,125, compared to 1,215 in the second quarter of 2018, and a 3% decrease in the average sales price of homes delivered to $615,000, compared to $633,000 in the second quarter of 2018.
Homebuilding gross margin percentage for the second quarter of 2019 decreased to 17.0%, compared to 21.4% for the second quarter of 2018. The decrease in homebuilding gross margin was due to a lower mix of deliveries from certain long-dated California communities, which produce gross margins above the Company average, as well as the impact of increased incentives in the second half of 2018 on inventory homes that delivered in the first half of 2019. Excluding interest and impairments and lot option abandonments in cost of home sales, adjusted homebuilding gross margin percentage was 19.6%* for the second quarter of 2019, compared to 24.0%* for the second quarter of 2018.
Sales and marketing and general and administrative (“SG&A”) expense for the second quarter of 2019 increased to 12.1% of home sales revenue as compared to 10.7% for the second quarter of 2018, primarily the result of lower operating leverage on the fixed components of SG&A as a result of the 10% decrease in home sales revenue and higher overhead costs as a result of our expansion efforts into the Charlotte, Raleigh, Sacramento and Dallas–Fort Worth markets.
New home orders increased 11% to 1,491 homes for the second quarter of 2019, as compared to 1,343 homes for the same period in 2018.  Average selling communities increased 12% to 146.0 for the second quarter of 2019 compared to 130.8 for the second quarter of 2018. The Company’s overall absorption rate per average selling community remained flat for the second quarter of 2019 at 10.2 orders (3.4 monthly) compared to 10.3 orders (3.4 monthly) during the second quarter of 2018.
The Company ended the quarter with 2,208 homes in backlog, representing approximately $1.4 billion. The average sales price of homes in backlog as of June 30, 2019 decreased $16,000, or 2%, to $652,000, compared to $668,000 as of June 30, 2018.
“We continue to excel at selling homes with our emphasis on our premium lifestyle brand,” said President and Chief Operating Officer Tom Mitchell. “Our local teams have done an excellent job positioning our brands for success at a number of price points by creating unique and differentiated places to live. We feel that this attention to detail resonates with buyers, enhances our reputation in the market and sets us apart from the competition.”
* See “Reconciliation of Non-GAAP Financial Measures”
Outlook
For the third quarter of 2019, the Company expects to open 14 new communities and close out of 12 communities, which would result in 148 active selling communities as of September 30, 2019. In addition, the Company anticipates delivering 45% to 50% of its 2,208 homes in backlog as of June 30, 2019 at an average sales price of $620,000. The Company expects its homebuilding gross margin percentage to be in a range of 21.0% to 22.0% for the third quarter. The Company anticipates its SG&A expense as a percentage of homes sales revenue will be in a range of 12.0% to 12.5%. Lastly, the Company expects its effective tax rate to be in the range of 25% to 26%.
For the full year, the Company reiterates its previous guidance of delivering between 4,600 and 5,000 homes at an average sales price of $610,000 to $620,000. In addition, the Company expects homebuilding gross margin percentage to be in the range of 19% to 20% for the full year. The Company expects full year SG&A expense as a percentage of homes sales revenue will be in a range of 11% to 12%. Finally, the Company expects its effective tax rate for the full year to be in the range of 25% to 26%.
Earnings Conference Call
The Company will host a conference call via live webcast for investors and other interested parties beginning at 12:00 p.m. Eastern Time on Thursday, July 25, 2019.  The call will be hosted by Doug Bauer, Chief Executive Officer, Tom Mitchell, President and Chief Operating Officer and Mike Grubbs, Chief Financial Officer.
Interested parties can listen to the call live and view the related presentation slides on the internet through the Investor Relations section of the Company’s website at www.TRIPointeGroup.com. Listeners should go to the website at least fifteen minutes prior to the call to download and install any necessary audio software.  The call can also be accessed by dialing 1-877-407-3982 for domestic participants or 1-201-493-6780 for international participants. Participants should ask for the TRI Pointe Group Second Quarter 2019 Earnings Conference Call. Those dialing in should do so at least ten minutes prior to the start. The replay of the call will be available for two weeks following the call.  To access the replay, the domestic dial-in number is 1-844-512-2921, the international dial-in number is 1-412-317-6671, and the reference code is #13692313.  An archive of the webcast will be available on the Company’s website for a limited time.
About TRI Pointe Group, Inc.
Headquartered in Irvine, California, TRI Pointe Group, Inc. (NYSE: TPH) is a family of premium, regional homebuilders that designs, builds, and sells homes in major U.S. markets. As one of the top 10 largest public homebuilding companies based on revenue in the United States, TRI Pointe Group combines the resources, operational sophistication, and leadership of a national organization with the regional insights, community ties, and agility of local homebuilders. The TRI Pointe Group family includes Maracay® in Arizona, Pardee Homes® in California and Nevada, Quadrant Homes® in Washington, Trendmaker® Homes in Texas, TRI Pointe Homes® in California, Colorado and North Carolina, and Winchester® Homes* in Maryland and Virginia. TRI Pointe Group was recognized in Fortune magazine’s 2017 100 Fastest-Growing Companies list, named 2015 Builder of the Year by Builder magazine, and 2014 Developer of the Year by Builder and Developer magazine. The company was also named one of the Best Places to Work in Orange County by the Orange County Business Journal in 2016, 2017, 2018 and 2019. For more information, please visit www.TRIPointeGroup.com.
*Winchester is a registered trademark and is used with permission.

Forward-Looking Statements
Various statements contained in this press release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements.  These forward-looking statements may include, but are not limited to, statements regarding our strategy, projections and estimates concerning the timing and success of specific projects and our future production, land and lot sales, operational and financial results, including our estimates for growth, financial condition, sales prices, prospects, and capital spending.  Forward-looking statements that are included in this press release are generally accompanied by words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “project,” “should,” “strategy,” “target,” “will,” “would,” or other words that convey future events or outcomes.  The forward-looking statements in this press release speak only as of the date of this press release, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly.  These forward-looking statements are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control.  The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements: the effect of general economic conditions, including employment rates, housing starts, interest rate levels, availability of financing for home mortgages and strength of the U.S. dollar; market demand for our products, which is related to the strength of the various U.S. business segments and U.S. and international economic conditions; levels of competition; the successful execution of our internal performance plans, including any restructuring and cost reduction initiatives; global economic conditions; raw material prices; oil and other energy prices; the effect of weather, including the re-occurrence of drought conditions in California; the risk of loss from earthquakes, volcanoes, fires, floods, droughts, windstorms, hurricanes, pest infestations and other natural disasters, and the risk of delays, reduced consumer demand, and shortages and price increases in labor or materials associated with such natural disasters; transportation costs; federal and state tax policies; the effect of land use, environment and other governmental regulations; legal proceedings or disputes and the adequacy of reserves; risks relating to any unforeseen changes to or effects on liabilities, future capital expenditures, revenues, expenses, earnings, synergies, indebtedness, financial condition, losses and future prospects; changes in accounting principles; risks related to unauthorized access to our computer systems, theft of our customers’ confidential information or other forms of cyber-attack; and additional factors discussed under the sections captioned “Risk Factors” included in our annual and quarterly reports filed with the Securities and Exchange Commission.  The foregoing list is not exhaustive.  New risk factors may emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risk factors on our business.
Investor Relations Contact:
Chris Martin, TRI Pointe Group
Drew Mackintosh, Mackintosh Investor Relations
InvestorRelations@TRIPointeGroup.com, 949-478-8696
Media Contact:
Carol Ruiz, cruiz@newgroundco.com, 310-437-0045

KEY OPERATIONS AND FINANCIAL DATA
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2019	2018	Change	2019	2018	Change
Operating Data:
Home sales revenue	$692,138	$768,795	$(76,657)	$1,184,841	$1,351,367	$(166,526)
Homebuilding gross margin	$117,454	$164,699	$(47,245)	$188,621	$296,769	$(108,148)
Homebuilding gross margin %	17.0%	21.4%	(4.4)%	15.9%	22.0%	(6.1)%
Adjusted homebuilding gross margin %*	19.6%	24.0%	(4.4)%	19.1%	24.5%	(5.4)%
SG&A expense	$83,919	$82,227	$1,692	$161,505	$157,324	$4,181
SG&A expense as a % of home sales revenue	12.1%	10.7%	1.4%	13.6%	11.6%	2.0%
Net income	$26,262	$63,680	$(37,418)	$26,333	$106,560	$(80,227)
Adjusted EBITDA*	$63,617	$115,901	$(52,284)	$91,766	$196,888	$(105,122)
Interest incurred	$21,962	$21,627	$335	$45,335	$43,147	$2,188
Interest in cost of home sales	$18,071	$19,569	$(1,498)	$32,262	$33,798	$(1,536)

Other Data:
Net new home orders	1,491	1,343	148	2,812	2,839	(27)
New homes delivered	1,125	1,215	(90)	1,939	2,139	(200)
Average sales price of homes delivered	$615	$633	$(18)	$611	$632	$(21)
Cancellation rate	16%	16%	0%	15%	15%	0%
Average selling communities	146.0	130.8	15.2	147.0	130.1	16.9
Selling communities at end of period	146	130	16
Backlog (estimated dollar value)	$1,438,548	$1,518,096	$(79,548)
Backlog (homes)	2,208	2,271	(63)
Average sales price in backlog	$652	$668	$(16)

	June 30,	December 31,
	2019	2018	Change
Balance Sheet Data:	(unaudited)
Cash and cash equivalents	$171,516	$277,696	$(106,180)
Real estate inventories	$3,253,601	$3,216,059	$37,542
Lots owned or controlled	28,117	27,740	377
Homes under construction (1)	2,777	2,166	611
Homes completed, unsold	303	417	(114)
Debt	$1,432,145	$1,410,804	$21,341
Stockholders’ equity	$2,086,630	$2,056,924	$29,706
Book capitalization	$3,518,775	$3,467,728	$51,047
Ratio of debt-to-capital	40.7%	40.7%	0.0%
Ratio of net debt-to-net capital*	37.7%	35.5%	2.2%
__________

(1)	Homes under construction included 64 and 40 models at June 30, 2019 and December 31, 2018, respectively.

*	See “Reconciliation of Non-GAAP Financial Measures”

CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	June 30,	December 31,
	2019	2018
Assets	(unaudited)
Cash and cash equivalents	$171,516	$277,696
Receivables	58,370	51,592
Real estate inventories	3,253,601	3,216,059
Investments in unconsolidated entities	4,241	5,410
Goodwill and other intangible assets, net	160,160	160,427
Deferred tax assets, net	64,671	67,768
Other assets	164,991	105,251
Total assets	$3,877,550	$3,884,203

Liabilities
Accounts payable	$63,091	$81,313
Accrued expenses and other liabilities	295,671	335,149
Loans payable	400,000	—
Senior notes	1,032,145	1,410,804
Total liabilities	1,790,907	1,827,266

Commitments and contingencies

Equity
Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2019 and December 31, 2018, respectively	—	—
Common stock, $0.01 par value, 500,000,000 shares authorized; 142,258,663 and 141,661,713 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	1,423	1,417
Additional paid-in capital	662,087	658,720
Retained earnings	1,423,120	1,396,787
Total stockholders’ equity	2,086,630	2,056,924
Noncontrolling interests	13	13
Total equity	2,086,643	2,056,937
Total liabilities and equity	$3,877,550	$3,884,203

CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Homebuilding:
Home sales revenue	$692,138	$768,795	$1,184,841	$1,351,367
Land and lot sales revenue	5,183	1,518	6,212	1,741
Other operations revenue	637	599	1,235	1,197
Total revenues	697,958	770,912	1,192,288	1,354,305
Cost of home sales	574,684	604,096	996,220	1,054,598
Cost of land and lot sales	5,562	1,426	7,057	1,929
Other operations expense	627	589	1,217	1,191
Sales and marketing	47,065	45,744	86,054	84,027
General and administrative	36,854	36,483	75,451	73,297
Homebuilding income from operations	33,166	82,574	26,289	139,263
Equity in (loss) income of unconsolidated entities	(26)	69	(51)	(399)
Other income (expense), net	153	(73)	6,394	98
Homebuilding income before income taxes	33,293	82,570	32,632	138,962
Financial Services:
Revenues	756	391	1,058	674
Expenses	627	129	948	266
Equity in income of unconsolidated entities	1,972	1,984	2,747	2,986
Financial services income before income taxes	2,101	2,246	2,857	3,394
Income before income taxes	35,394	84,816	35,489	142,356
Provision for income taxes	(9,132)	(21,136)	(9,156)	(35,796)
Net income	$26,262	$63,680	$26,333	$106,560
Earnings per share
Basic	$0.18	$0.42	$0.19	$0.70
Diluted	$0.18	$0.42	$0.18	$0.70
Weighted average shares outstanding
Basic	142,244,166	151,983,886	142,055,766	151,725,651
Diluted	142,471,191	153,355,965	142,431,725	153,067,342

MARKET DATA BY REPORTING SEGMENT & STATE
(dollars in thousands)
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
Maracay	106	$525	121	$471	180	$529	246	$469
Pardee Homes	325	599	377	645	567	581	651	651
Quadrant Homes	67	1,051	85	762	111	1,024	168	751
Trendmaker Homes	250	468	155	492	404	463	239	491
TRI Pointe Homes	281	686	347	737	523	697	616	724
Winchester Homes	96	642	130	553	154	615	219	560
Total	1,125	$615	1,215	$633	1,939	$611	2,139	$632

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price	New Homes Delivered	Average Sales Price
New Homes Delivered:
California	408	$661	516	$746	736	$669	916	$741
Colorado	81	569	59	605	153	559	119	593
Maryland	68	533	100	540	106	509	166	542
Virginia	28	906	30	596	48	849	53	617
Arizona	106	525	121	471	180	529	246	469
Nevada	117	613	149	526	201	578	232	518
Texas	250	468	155	492	404	463	239	491
Washington	67	1,051	85	762	111	1,024	168	751
Total	1,125	$615	1,215	$633	1,939	$611	2,139	$632

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
Maracay	253	15.0	132	14.2	414	13.4	285	13.6
Pardee Homes	522	44.5	464	33.5	955	44.4	937	33.1
Quadrant Homes	67	6.5	54	6.3	142	6.9	162	6.6
Trendmaker Homes	247	37.5	161	29.0	490	38.6	316	29.3
TRI Pointe Homes	294	28.5	408	33.8	589	29.6	867	33.6
Winchester Homes	108	14.0	124	14.0	222	14.1	272	13.9
Total	1,491	146.0	1,343	130.8	2,812	147.0	2,839	130.1

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities	Net New Home Orders	Average Selling Communities
Net New Home Orders:
California	616	54.0	607	45.3	1,133	54.3	1,235	44.8
Colorado	56	6.3	77	6.8	137	6.6	179	6.9
Maryland	84	10.0	85	9.0	168	9.9	185	9.3
Virginia	24	4.0	39	5.0	54	4.2	87	4.5
Arizona	253	15.0	132	14.2	414	13.4	285	13.7
Nevada	144	12.7	188	15.2	274	13.1	390	15.0
Texas	247	37.5	161	29.0	490	38.6	316	29.3
Washington	67	6.5	54	6.3	142	6.9	162	6.6
Total	1,491	146.0	1,343	130.8	2,812	147.0	2,839	130.1

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(dollars in thousands)
(unaudited)

	As of June 30, 2019			As of June 30, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
Maracay	385	$211,935	$550	256	$134,138	$524
Pardee Homes	790	602,054	762	695	451,860	650
Quadrant Homes	77	65,968	857	138	130,270	944
Trendmaker Homes	399	195,871	491	250	145,046	580
TRI Pointe Homes	384	252,708	658	728	523,907	720
Winchester Homes	173	110,012	636	204	132,875	651
Total	2,208	$1,438,548	$652	2,271	$1,518,096	$668

	As of June 30, 2019			As of June 30, 2018
	Backlog Units	Backlog Dollar Value	Average Sales Price	Backlog Units	Backlog Dollar Value	Average Sales Price
Backlog:
California	853	$671,695	$787	985	$719,113	$730
Colorado	128	73,429	574	160	88,902	556
Maryland	123	63,321	515	132	75,129	569
Virginia	50	46,691	934	72	57,746	802
Arizona	385	211,935	550	256	134,138	524
Nevada	193	109,638	568	278	167,752	603
Texas	399	195,871	491	250	145,046	580
Washington	77	65,968	857	138	130,270	944
Total	2,208	$1,438,548	$652	2,271	$1,518,096	$668

MARKET DATA BY REPORTING SEGMENT & STATE, continued
(unaudited)

	June 30,	December 31,
	2019	2018
Lots Owned or Controlled(1):
Maracay	3,611	3,308
Pardee Homes	14,404	14,376
Quadrant Homes	1,442	1,744
Trendmaker Homes	2,702	2,492
TRI Pointe Homes	4,405	4,095
Winchester Homes	1,553	1,725
Total	28,117	27,740

	June 30,	December 31,
	2019	2018
Lots Owned or Controlled(1):
California	14,933	15,218
Colorado	969	866
Maryland	1,019	1,142
Virginia	534	583
Arizona	3,611	3,308
Nevada	2,603	2,387
North Carolina	304	—
Texas	2,702	2,492
Washington	1,442	1,744
Total	28,117	27,740

	June 30,	December 31,
	2019	2018
Lots by Ownership Type:
Lots owned	22,630	23,057
Lots controlled(1)	5,487	4,683
Total	28,117	27,740
__________

(1)	As of June 30, 2019 and December 31, 2018, lots controlled included lots that were under land option contracts or purchase contracts.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(unaudited)
In this press release, we utilize certain financial measures that are non-GAAP financial measures as defined by the Securities and Exchange Commission. We present these measures because we believe they and similar measures are useful to management and investors in evaluating the Company’s operating performance and financing structure. We also believe these measures facilitate the comparison of our operating performance and financing structure with other companies in our industry. Because these measures are not calculated in accordance with Generally Accepted Accounting Principles (“GAAP”), they may not be comparable to other similarly titled measures of other companies and should not be considered in isolation or as a substitute for, or superior to, financial measures prepared in accordance with GAAP.
The following tables reconcile homebuilding gross margin percentage, as reported and prepared in accordance with GAAP, to the non-GAAP measure adjusted homebuilding gross margin percentage. We believe this information is meaningful as it isolates the impact that leverage has on homebuilding gross margin and permits investors to make better comparisons with our competitors, who adjust gross margins in a similar fashion.

	Three Months Ended June 30,
	2019	%	2018	%
	(dollars in thousands)
Home sales revenue	$692,138	100.0%	$768,795	100.0%
Cost of home sales	574,684	83.0%	604,096	78.6%
Homebuilding gross margin	117,454	17.0%	164,699	21.4%
Add: interest in cost of home sales	18,071	2.6%	19,569	2.5%
Add: impairments and lot option abandonments	288	0.0%	609	0.1%
Adjusted homebuilding gross margin	$135,813	19.6%	$184,877	24.0%
Homebuilding gross margin percentage	17.0%		21.4%
Adjusted homebuilding gross margin percentage	19.6%		24.0%

	Six Months Ended June 30,
	2019	%	2018	%
Home sales revenue	$1,184,841	100.0%	$1,351,367	100.0%
Cost of home sales	996,220	84.1%	1,054,598	78.0%
Homebuilding gross margin	188,621	15.9%	296,769	22.0%
Add: interest in cost of home sales	32,262	2.7%	33,798	2.5%
Add: impairments and lot option abandonments	5,490	0.5%	857	0.1%
Adjusted homebuilding gross margin(1)	$226,373	19.1%	$331,424	24.5%
Homebuilding gross margin percentage	15.9%		22.0%
Adjusted homebuilding gross margin percentage(1)	19.1%		24.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table reconciles the Company’s ratio of debt-to-capital to the non-GAAP ratio of net debt-to-net capital. We believe that the ratio of net debt-to-net capital is a relevant financial measure for management and investors to understand the leverage employed in our operations and as an indicator of the Company’s ability to obtain financing.

	June 30, 2019	December 31, 2018
Loans payable	$400,000	$—
Senior notes	1,032,145	1,410,804
Total debt	1,432,145	1,410,804
Stockholders’ equity	2,086,630	2,056,924
Total capital	$3,518,775	$3,467,728
Ratio of debt-to-capital(1)	40.7%	40.7%

Total debt	$1,432,145	$1,410,804
Less: Cash and cash equivalents	(171,516)	(277,696)
Net debt	1,260,629	1,133,108
Stockholders’ equity	2,086,630	2,056,924
Net capital	$3,347,259	$3,190,032
Ratio of net debt-to-net capital(2)	37.7%	35.5%
__________

(1)	The ratio of debt-to-capital is computed as the quotient obtained by dividing total debt by the sum of total debt plus stockholders’ equity.

(2)	The ratio of net debt-to-net capital is computed as the quotient obtained by dividing net debt (which is total debt less cash and cash equivalents) by the sum of net debt plus stockholders’ equity.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (continued)
(unaudited)

The following table calculates the non-GAAP financial measures of EBITDA and Adjusted EBITDA and reconciles those amounts to net income, as reported and prepared in accordance with GAAP.  EBITDA means net income before (a) interest expense, (b) expensing of previously capitalized interest included in costs of home sales, (c) income taxes and (d) depreciation and amortization. Adjusted EBITDA means EBITDA before (e) amortization of stock-based compensation and (f) impairments and lot option abandonments. Other companies may calculate EBITDA and Adjusted EBITDA (or similarly titled measures) differently. We believe EBITDA and Adjusted EBITDA are useful measures of the Company’s ability to service debt and obtain financing.

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
	(in thousands)
Net income	$26,262	$63,680	$26,333	$106,560
Interest expense:
Interest incurred	21,962	21,627	45,335	43,147
Interest capitalized	(21,962)	(21,627)	(45,335)	(43,147)
Amortization of interest in cost of sales	18,107	19,664	32,440	33,906
Provision for income taxes	9,132	21,136	9,156	35,796
Depreciation and amortization	6,477	7,092	11,561	12,579
EBITDA	59,978	111,572	79,490	188,841
Amortization of stock-based compensation	3,351	3,720	6,786	7,190
Impairments and lot option abandonments	288	609	5,490	857
Adjusted EBITDA	$63,617	$115,901	$91,766	$196,888